Phoenix Aerospace Inc. is in discussions with a Major Defense Contractor to Supply Approximately $40 Million of Flight Line Support Equipment

CARSON CITY, NV--(Marketwire – July 28, 2011) - Phoenix International Ventures, Inc. (OTCBB: PIVN) announced here today that its wholly owned subsidiary, Phoenix Aerospace  Inc. (“PAI”), is in discussions with a major defense contractor to provide approximately $40 Million of Flight Line Support Equipment to such potential customer over a five year period.  There can be no assurance that PAI will be awarded such contract or that, if awarded, such contract will prove to be profitable or otherwise beneficial to the Company.

About Phoenix International Ventures, Inc.
Phoenix International Ventures, Inc. of Carson City, Nevada, was established in order to acquire and develop business in the defense and aerospace market. The company has acquired 100% of Phoenix Aerospace Inc. which specializes in manufacturing, remanufacturing and upgrading of Ground Support Equipment (GSE) which is primarily used to support military aircraft.

Certain statements in this news release by Phoenix International Ventures, Inc. are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is subject to risk and uncertainty. Certain statements in this Press Release may contain forward-looking information that involves risk and uncertainty, including but not limited to, the Company's ability to fund ongoing operations and to complete its obligations under the government and/or customer contract and its other ongoing commitments. Future results and trends depend on a variety of factors, including the Company's successful execution of internal performance plans; product development and performance; government bid and funding availability uncertainty; other regulatory uncertainties; performance issues with key suppliers and subcontractors; and the ability to adequately finance operations including meeting its debt obligations, fund manufacturing and delivery of products.

Contact: Zahir Teja

zahir@phxaero.com